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FORM OF AGREEMENT

WHEREAS, Global Pacific Enterprises, Inc., hereafter the "Corporation", is in the process of registering a portion of its Common Shares for sale to the public;

WHEREAS, officers and directors of the Corporation are listed as Selling Securityholders in the registration statement; and

WHEREAS, the Corporation and its officers and directors wish to avoid any conflicts of interest regarding the public offering

IT IS HEREBY AGREED that the undersigned officers and directors of the Corporation will not sell any of their Common Shares of the Corporation, as disclosed in the "Selling Securityholders" section of the registration statement filed with the Securities and Exchange Commission shares, until the Company's offer is fully subscribed or terminated.

Agreed to this 		 day of June, 1998.

GlobAL PACIFIC ENTERPRISES, INC.


By:


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